Exhibit 10.9

Execution Version

PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K, CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND, WHERE APPLICABLE, HAVE BEEN BRACKETED. SUCH REDACTIONS ARE IMMATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

TECHNOLOGY TRANSFER AND CO-DEVELOPMENT AGREEMENT

BY AND BETWEEN

APOLLOMICS (HONG KONG), LIMITED

AND

NUANCE BIOTECH INC.

AND

NUANCE BIOTECH (SHENZHEN) CO., LTD.

AND

NUANCE BIOTECH (NANTONG) CO., LTD.

DATED AS OF JANUARY 25 2021

SCHEDULE 1.7 — ASSIGNED CONTRACTS

SCHEDULE 1.68 — STRUCTURE OF TYG100

SCHEDULE 1.69 — TYC ONCOLOGY PATENT RIGHTS

SCHEDULE 2.2(c) — NUANCE DATA

SCHEDULE 2.6(b)(i) — ASSUMPTION AGREEMENT

SCHEDULE 2.6(b)(ii) — BILL OF SALE

SCHEDULE 8.2(m) — INVENTORY

SCHEDULE 9.2(c) — PRESS RELEASE

i

TECHNOLOGY TRANSFER AND CO-DEVELOPMENT AGREEMENT

This Technology Transfer and Co-Development Agreement (this “Agreement”) is entered into as of January 25, 2021 (the “Closing Date”) by and among (a), APOLLOMICS (HONG KONG), LIMITED, a Hong Kong entity along with its Affiliates having one of its places of business at 989 East Hillsdale Blvd. Suite 220, Foster City, CA 94404 (“Apollomics”), and (b) Nuance Biotech Inc. (“Nuance Cayman”), a Cayman Islands company; (c) Nuance Biotech (Shenzhen) Co., Ltd., a PRC company with its registered office at Unit 1505, Block A, Innovation Plaza, No. 2007 Pingshan Avenue, Pingshan District, Shenzhen, PRC (“Nuance Shenzhen”); and (d) Nuance Biotech (Nantong) Co. Ltd, a PRC company with its registered office at Building A1, 100 Dongting Lake Road, Linjiang Town, Haimen Distric, Nantong City, Jiangsu Province, China (“Nuance Nantong”, and collectively, with Nuance Cayman and Nuance Shenzhen, “Nuance”). Apollomics and Nuance are referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS. Nuance and its Affiliates own or otherwise Control certain Patent Rights, Know-How, and Contracts relating to TYG100 (as defined under the License Agreement) pursuant to a License and Co-development Agreement (the “License Agreement”) dated October 19, 2018 by and between Nuance and TYG oncology Ltd. (“TYG”);

WHEREAS, Nuance desires to assign all licensed rights and obligation under the License Agreement dated October 19, 2018 by and between Nuance and TYG oncology Ltd., to Apollomics pursuant to the terms and conditions hereof and Apollomics desires to receive, the assignment of such Patent Rights, Know-How, and Contracts relating to TYG100, and all licensed rights and obligation under the License Agreement dated October 19, 2018 by and between Nuance and TYG oncology Ltd.

NOW THEREFORE, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1	“Acquired Assets” has the meaning set forth in Section 2.1 (The Acquired Assets).

1.2

“Affiliate” means, with respect to a Party, a person, corporation, partnership, or other entity that controls, is controlled by, controlling or is under common control with such Party, but only for so long as such control will continue. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by”, “controlling” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than 50% of the voting stock of such entity, or by contract or otherwise.

1.3	“Agreement” has the meaning set forth in the Preamble.

1.4	“Ancillary Agreements” has the meaning set forth in Section 2.6 (Ancillary Agreements).

1.5	“Apollomics” has the meaning set forth in the Preamble.

1.6

“Applicable Law” means applicable laws, statutes, rules, regulations, and other pronouncements having the effect of law of any Governmental Authority that may be in effect from time to time, including for clarity any applicable rules, regulations, guidances, and other requirements of any Regulatory Authority that may be in effect from time to time.

1.7	“Assigned Contracts” means the Contracts listed on Schedule 1.7.

1.8	“Assignment and Assumption Agreement” has the meaning set forth in Section 2.6(b)(i) (Ancillary Agreements).

1.9	“Assumed Liabilities” means any Liability arising under the Assigned Contracts after the Closing Date pursuant to such Assigned Contracts.

1.10	“Bankrupt Party” has the meaning set forth in Section 10.1 (Insolvency).

1.11	“Business Day” means a day other than a Saturday, Sunday, or a day on which banking institutions in California are required by applicable law to remain closed.

1.12	“Calendar Year” means a period of 12 consecutive months beginning on January 1 and ending on December 31.

1.13

“cGMP” means applicable current Good Manufacturing Practices, including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the International Conference on Harmonization’s Q7 guidelines, and (d) the applicable laws the Territory corresponding to (a) through (c) above, each as may be amended and applicable from time to time.

1.14

“Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party (whether directly or indirectly (e.g., as a result of a merger or consolidation of a parent entity)) with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least 50% of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with any of its Affiliates, becomes the direct or indirect beneficial owner of at least 50% of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its controlled Affiliates’ assets that relate to this Agreement; provided, however, that any (i) public offering or any other bona fide capital raising event, or (ii) transaction undertaken solely for tax planning purposes or solely to change a Party’s domicile, in each case ((i)-(ii)), will not constitute a “Change of Control.”

1.15	“China” means the People’s Republic of China, which, for purposes of this Agreement, includes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

1.16

“Clinical Trial” means a study in humans to obtain information regarding a product, including information relating to the safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging or efficacy of such product, including a Phase I Clinical Trial, Phase II Clinical Trial, and a Phase III Clinical Trial.

1.17	“Closing Date” has the meaning set forth in Section 2.7 (Closing).

1.18	“Closing” has the meaning set forth in Section 2.7 (Closing).

1.19

“Commercialization’’ means, with respect to a product (whether in monotherapy or as part of a Combination Product), any and all activities directed to the marketing, promotion, importation, distribution, pricing, Pricing and Reimbursement Approval, offering for sale, or sale of such product, and interacting with Regulatory Authorities regarding the foregoing. Commercialization excludes all activities included in Development or Manufacturing.

1.20	“Confidential Information” has the meaning set forth in Section 9.1 (Confidentiality; Exceptions).

1.21	“Confidentiality Agreement” means the Confidentiality Agreement dated [ ] by and between Nuance and Apollomics.

1.22	“Continuing Technology Transfer” has the meaning set forth in Section 4.2(a) (Additional Assignment; Continuing Technology Transfer).

1.23	“Contract” means any contract, agreement, lease, sublease, license, sublicense, or commitment or arrangement that is legally binding.

1.24

“Control” or “Controlled” means the possession by a Party (whether by ownership, license, or otherwise other than pursuant to this Agreement) of, (a) with respect to any tangible Know-How, the legal authority or right to physical possession of such tangible Know-How, with the right to provide such tangible Know-How to the other Party on the terms set forth herein, or (ii) with respect to Patent Right, Regulatory Materials, intangible Know-How, or other intellectual property rights, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under such Patent Right, Regulatory Materials, intangible Know-How, or other intellectual property rights on the terms set forth herein, in each case ((a) and (b)), without breaching or otherwise violating the terms of any arrangement or agreement with a Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use, licenses, or sublicense; and (c) with respect to any product, the possession by a Party of the ability (whether by sole or joint ownership, license or otherwise, other than pursuant to this Agreement) to grant a license or sublicense of Patent Rights that claim such product or proprietary Know-How that is used in connection with the exploitation of such product.

1.25	“Development Milestone Event” has the meaning set forth in Section 3.1(a) (Development Milestones).

1.26	“Development Milestone Payment” has the meaning set forth in Section 3.1(a) (Development Milestones).

1.27

“Development” means all research, development, and regulatory activities related to pharmaceutical or biologic products, including (a) research, non-clinical testing, toxicology, testing and studies, non-clinical and preclinical activities, and Clinical Trials, and (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials and to obtain, support, or maintain Regulatory Approval of a pharmaceutical or biologic product, but excluding activities directed to Manufacturing or Commercialization. Development will include development and regulatory activities for additional forms, formulations, or indications for a pharmaceutical or biologic product after receipt of Regulatory Approval of such product (including label expansion), including Clinical Trials initiated following receipt of Regulatory Approval or any Clinical Trial to be conducted after receipt of Regulatory Approval that was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval with respect to an approved formulation or indication (such as post-marketing studies, observational studies, implementation and management of registries and analysis thereof, in each case, if required by any Regulatory Authority in any region worldwide to support or maintain Regulatory Approval for a pharmaceutical, biologic or vaccine product in such region). “Develop,” “Developing,” and “Developed” will be construed accordingly.

1.28	“Excluded Liabilities” has the meaning set forth in Section 2.3 (Excluded Liabilities).

1.29	“Executive Officers” has the meaning set forth in Section 11.1 (Escalation).

1.30	“Exploit” and “Exploitation” means to Develop, Commercialize, Manufacture or otherwise exploit.

1.31	“FD&C” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.32	“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

1.33

“GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) (the “ICH Guidelines”) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent applicable laws in the region in the Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.34

“GLP” means all applicable Good Laboratory Practice standards, including, as set forth in the then-current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration, as defined in 21 C.F.R. Part 58, and the equivalent applicable laws in the Territory, each as may be amended and applicable from time to time.

1.35

“Governmental Entity” means any federal, state, provincial, local, foreign or supranational (a) government; (b) court of competent jurisdiction; (c) governmental official agency, arbitrator, authority or instrumentality; (d) department, commission, board or bureau; or (e) regulatory body, including the FDA.

1.36

“IND” means (a) an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the equivalent Regulatory Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.37	“Initial Technology Transfer” has the meaning set forth in Section 2.8 (Possession).

1.38

“Know-How” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including trade secrets, practices, techniques, methods, processes, inventions, discoveries, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, clinical and non-clinical study reports, clinical and non-clinical data, regulatory filings and regulatory submission documents and summaries, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures and any other know-how, and any physical embodiments of any of the foregoing.

1.39

“Legal Proceeding” means any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

1.40

“Liability” means all debts, liabilities and obligations (including with respect to Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured, determined, determinable or indeterminable, asserted or unasserted, known or unknown, including those arising under Applicable Law or any proceeding and those arising under any Contract.

1.41	“License Agreement” means that License and Co-development Agreement dated 19 October 2018 by and between TYG Oncology and Nuance.

1.42

“Liens” means claim, condition, equitable interest, liens, mortgages, pledges, encumbrances, charges, rights of first refusal, option rights or any other restrictions of on use, voting, transfer or exercise of any other attribute of ownership.

1.43

“MAA” means a Biologies License Application submitted under section 351(a) of the PHSA or substantially similar application or submission filed with a Regulatory Authority in a country or group of countries within the Territory to obtain Regulatory Approval to Commercialize a biologic product in that country or in that group of countries.

1.44

“Manufacture” or “Manufacturing” means, as applicable, all activities associated with the production, manufacture, process of formulating, processing, filling, finishing, packaging, labeling, shipping, importing, or storage of pharmaceutical or biological products, including process development, process validation, stability testing, manufacturing scale-up, pre-clinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control development, testing and release. Manufacturing excludes all activities included in Development or Commercialization.

1.45	“Nuance” has the meaning set forth in the Preamble.

1.46

“Nuance Licensed Technology” means all Know-How or Patent Rights, other than those included in the Acquired Assets, owned or Controlled by Nuance or any of its Affiliates during the term of this Agreement in the Licensed Territory that is necessary or useful to Exploit TYG100 or any Product.

1.47	“Party” and “Parties” have the meaning set forth in the Preamble.

1.48

“Patent Right” means (a) any national, regional or international patent or patent application, including any provisional patent application, (b) any patent application filed either from such a patent, patent application or provisional application or from an application claiming priority from any of these, including any divisional, continuation, continuation-in-part, provisional, converted provisional, and continued prosecution application, (c) any patent that has issued or in the future issues from any of the foregoing patent applications ((a) and (b)), including any utility model, petty patent, design patent and certificate of invention, (d) any extension or restoration by existing or future extension or restoration mechanisms, including any revalidation, reissue, re-examination and extension (including any supplementary protection certificate and the like) of any of the foregoing patents or patent applications ((a), (b), and (c)), and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent application or patent.

1.49

“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Regulatory Authority, or any other entity not specifically listed in this definition.

1.50

“Phase I Clinical Trial” means a clinical trial in humans that generally provides for the first introduction into humans of a pharmaceutical or biologic product with the primary purpose of determining safety, metabolism, and pharmacokinetic properties and clinical pharmacology of such product, in a manner that meets the requirements of 21 C.F.R. § 312.21(a), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a clinical trial in such other country or region.

1.51

“Phase II Clinical Trial” mean a clinical trial in humans that is intended to explore the feasibility, safety, dose ranging, or efficacy of a pharmaceutical or biologic product that is prospectively designed to generate sufficient data (if successful) to commence a Phase Ill Clinical Trial for such product, in a manner that meets the requirements of 21 C.F.R. §312.21(b), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a clinical trial in such other country or region.

1.52

“Phase III Clinical Trial” means a clinical trial in humans of a pharmaceutical or biologic product that the FDA permits to be conducted under an open IND and that is performed to gain evidence with statistical significance of the efficacy of such product in a target population, and to obtain expanded evidence of safety for such product that is needed to evaluate the overall benefit-risk relationship of such product, to form the basis for approval of a MAA by a Regulatory Authority and to provide an adequate basis for physician labeling, in a manner that meets the requirements of 21 C.F.R. § 312.21(c), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a clinical trial in such other country or region. Notwithstanding anything to the contrary set forth in this Agreement, treatment of patients as part of an expanded access program, compassionate sales or use program (including named patient program or single patient program), or an indigent program, in each case, will not be included in determining whether or not a clinical trial is a Phase III Clinical Trial or whether a patient has been dosed thereunder.

1.53	“PHSA” means the United States Public Health Service Act, 42 U.S.C. §§201 et seq., as amended from time to time.

1.54	“Post-Closing Tax Period” has the meaning set forth in Section 2.5 (Allocation of Taxes).

1.55	“Pre-Closing Tax Period” has the meaning set forth in Section 2.5 (Allocation of Taxes).

1.56	“Product” means any product that includes TYG100, whether alone or in combination with one or more other active pharmaceutical agents.

1.57	“Purchase Price” has the meaning set forth in Section 2.2(a) (Purchase Price).

1.58	“Records” has the meaning set forth in Section 2.1 (g) (The Acquired Assets).

1.59

“Regulatory Approval” means all approvals necessary for the Manufacture, marketing, importation and sale of a pharmaceutical or biologic product for one or more indications in a country or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements. Regulatory Approvals include approvals by Regulatory Authorities of INDs and MAAs and any other applicable pricing or reimbursement approvals.

1.60

“Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable governmental authority involved in granting Regulatory Approval of a pharmaceutical or biologic product in such country or regulatory jurisdiction.

1.61

“Regulatory Materials’’ means regulatory applications, submissions, notifications, registrations, or other filings made to or with a Regulatory Authority that are necessary or reasonably desirable in order to Develop, Manufacture, market, sell, or otherwise Commercialize a Product in a particular country or regulatory jurisdiction. Regulatory Materials include INDs and MAAs (as applications, but not the approvals with respect thereto).

1.62	[ ]

1.63	“SEC” has the meaning set forth in Section 9.2(b) (Disclosure to SEC).

1.64

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

1.65	“Technology Transfers” has the meaning set forth in Section 4.2(a) (Additional Assignment; Continuing Technology Transfer).

1.66	“Territory” means China and South Africa.

1.67	“Third Party” means any entity other than Apollomics or Nuance or their respective Affiliates.

1.68	“TYG100” means the drug candidate referred to as TYG100, [ ]

1.69	“TYC Oncology Patent Rights” means the Patent Rights Controlled by Nuance pursuant to the License Agreement, all of which are listed on Schedule 1.69.

1.70	“United States” means the United States of America and all of its territories and possessions.

1.71	“VAT” has the meaning set forth in Section 3.2(c) (VAT).

ARTICLE 2

SALE AND PURCHASE OF THE ACQUIRED ASSETS

2.1

The Acquired Assets. On the terms and subject to the conditions and other provisions set forth in this Agreement, at the Closing. Nuance will (or Nuance will cause the applicable Affiliates to) sell, convey, transfer, assign, and deliver to Apollomics and Apollomics will purchase from Nuance, free and clear of all Liens, all rights, title, and interests of Nuance and its Affiliates in and to all of the following assets, in each case, as in existence as of the Closing Date (the “Acquired Assets”):

(a)	the TYC Oncology Patent Rights;

(b)	the Assigned Contracts;

(c)

all INDs for the Products and all supplements thereto, and any other Regulatory Approvals required to Exploit any Product and any other Regulatory Materials related to TYG100 or any Product, in each case, that are in the possession or under the Control of Nuance or its Affiliates as of the Closing Date, in each case;

(d)

books, records, files, documentation, and financial books and records relating to TYG100 or any Product, including lab books, any relevant or product presentations, investigator brochures, and any reports submitted by Nuance or its Affiliates to any Regulatory Authority, in each case, that are in the possession or under the Control of Nuance or its Affiliates as of the Closing Date;

(e)

(i) all periodic safety reports or benefit risk evaluation reports relating to any Product, (ii) all material correspondence between Nuance or any of Nuance’ Affiliates, on the one hand, and any Regulatory Authority, on the other hand, relating to any Product, including any safety reports or updates, complaint files, and product quality reviews, and (iii) all preclinical data, all clinical data, and laboratory data relating to any Product, including all data referenced in any IND or other Regulatory Materials related to any Product, and any other Know-How related to TYG100 or any Product, in each case ((i) - (iii)), in the possession or under the Control of Nuance or its Affiliates as of the Closing Date;

(f)	all Inventory and all other existing inventory of TYG100 and any Product within the Control of Nuance or its Affiliates;

(g)	all data, information, materials, books, and records to the extent used in or relating to the Acquired Assets (collectively, the “Records”).

2.2	Purchase Price.

(a)

As partial consideration for the sale of the Acquired Assets to Apollomics, at the Closing, pursuant to the wire instructions provided to Apollomics, Apollomics will pay to Nuance by wire transfer of immediately available funds, a payment of [                    ] (the “Purchase Price”); but in no event shall be later than [                                                                                  ].

(b)	Apollomics will assume the Assumed Liabilities.

(c)	[ ]

2.3

Excluded Liabilities. The Parties acknowledge and agree that Apollomics will not assume any Liabilities of Nuance or any of its Affiliates other than Assumed Liabilities, and that Nuance and its Affiliates will remain responsible for all the Liabilities of Nuance and its Affiliates other than the Assumed Liabilities (such liabilities, “Excluded Liabilities”). The assumption by Apollomics of any Assumed Liability will not enlarge the rights of any Third Party with respect to any Assumed Liability, nor will it prevent Apollomics, with respect to any Person other than Nuance and its Affiliates, from contesting or disputing in good faith any Assumed Liability. No assumption by Apollomics of any Assumed Liability will relieve or be deemed to relieve Nuance from any contractual obligation or Liability under this Agreement or any Ancillary Agreement with respect to any representations, warranties, covenants and agreements contained herein or therein. Excluded Liabilities will also include, and Apollomics will not assume as an Assumed Liability, the following Liabilities:

(a)

except as set forth in Section 2.4 (Sales and Transfer Taxes), all Liabilities for Taxes (i) of Nuance or (ii) arising out of, relating to or in respect of the Acquired Assets or the Assumed Liabilities for any Pre-Closing Tax Period;

(b)

any Liability of Nuance or any of its Affiliates under this Agreement, any Ancillary Agreement, and any other agreement entered into by Nuance or its Affiliates in connection with the transactions contemplated by this Agreement, and any Liability of Nuance or any of its Affiliates for expenses and fees arising out of the negotiation, preparation, approval, or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby (including all attorneys’ and accountants’ fees and brokerage fees (if any));

(c)

any Liability, obligation, or commitment of Nuance or any of its Affiliates, including Liabilities for (i) product liability, (ii) liability for adverse reactions, liability for recalls, liability for product and packaging complaints, whether direct or as a result of successor liability, (iii) death or personal injury, or (iv) infringement or misappropriation; in each case ((i) - (iv)), arising prior to, on, or after the Closing Date to the extent arising from any Exploitation of the Products by or on behalf of Nuance or any of its Affiliates; and

(d)

any liability, obligation, or commitment arising prior to, on, or after the Closing Date by reason of any violation or alleged violation of any Applicable Law to the extent arising out of any Exploitation of the Products by or on behalf of Nuance or any of its Affiliates.

2.4

Sales and Transfer Taxes. Nuance will bear and pay any sales Taxes, use Taxes, value added Taxes, transfer Taxes, documentary charges, recording fees, filing fees, or similar Taxes, charges, fees or expenses that are payable in connection with the sale of the Acquired Assets to Apollomics, the assumption by Apollomics of the Assumed Liabilities, or any of the other transactions contemplated by this Agreement. Apollomics will at its own expense prepare and file all related tax returns, and if required by Applicable Law, Nuance will, and will cause its Affiliates to, join in the execution of any such tax returns and other documentation.

2.5

Allocation of Taxes. Except as otherwise provided in Section 2.4 (Sales and Transfer Taxes), all real property Taxes, personal property Taxes, and similar ad valorem obligations, if any, levied with respect to the Acquired Assets for a taxable period that includes (but does not end on) the Closing Date will be apportioned between Nuance and Apollomics as of the Closing Date based on the number of days of such taxable period ending on the Closing Date (the “Pre-Closing Tax Period”) and the number of days of such taxable period after the Closing Date (the “Post-Closing Tax Period”). Nuance will be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Apollomics will be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.

2.6	Closing Deliverables. At and as a condition precedent to the Closing:

(a)	Purchase Price. Apollomics shall deliver the Purchase Price as set forth in Section 2.2(a).

(b)	Ancillary Agreements. The Parties will execute and deliver the following additional agreements (the “Ancillary Agreements”):

(i)

the Assignment and Assumption Agreement substantially in the form of Schedule 2.6(b)(i) (the “Assignment and Assumption Agreement”), which shall also have been executed and delivered by TYG prior or at the Closing; and

(ii)	Bill of Sale substantially in the form of Schedule 2.6(b)(ii); and

(c)

Third Party Approvals. Nuance shall deliver all approvals, waivers, ratifications, consents or similar approvals of third parties to the Assigned Contracts in form and substance reasonably satisfactory to Apollomics.

2.7

Closing. The closing of the purchase of the Acquired Assets by Apollomics (the “Closing”) will take place through the exchange of documents and the delivery of the Purchase Price and the Acquired Assets on the date of this Agreement effective as of 12:01 am Eastern Time on the Closing Date. For purposes of this Agreement, “Closing Date” means the date as of which the Closing actually takes place.

2.8

Possession. At Closing or as soon as reasonably practicable following the Closing, Nuance will: (a) place Apollomics in actual possession and operating control of all Acquired Assets that are tangible assets, including any documents within the Acquired Assets that are not in electronic form; (b) deliver to Apollomics in electronic form all other documents included in the Acquired Assets; (c) cause its patent counsel to deliver promptly all patent files for all Patent Rights included in the Acquired Assets as reasonably directed by Apollomics; and (d) deliver possession of all remaining Acquired Assets and in any event, unless as otherwise agreed by the Parties (collectively, the “Initial Technology Transfer”).

2.9

Covenants in Support of Assignment. Nuance will take (and cause its Affiliates and Sublicensees, and their respective employees, agents, and contractors to take) such further actions reasonably requested by Apollomics to evidence such assignment and to assist Apollomics in obtaining Patent Rights and other intellectual property protection for inventions within the Acquired Assets, including executing further assignments, consents, releases, and other commercially reasonable documentation and providing good faith testimony by affidavit, declaration, in-person, or other proper means in support of any effort by Apollomics to establish, perfect, defend, or enforce its rights in any Acquired Assets through prosecution of governmental filings, regulatory proceedings, post-grant proceedings, opposition proceedings, litigation, and other means, including through the filing, prosecution, defense, maintenance, and enforcement, of its rights in any Acquired Assets.

2.10	[ ]

ARTICLE 3

FINANCIALS

3.1	Milestone Payments.

(a)

Development Milestones. As consideration for the Technology Transfer and Co-development and in addition to the amounts payable pursuant to Section 2.2 above, Apollomics shall make the following non-refundable and non-creditable milestone payments to Nuance after the first achievement of each milestone event for each Product or Compound as set forth below.

(b)

Apollomics will make one-time milestone payments (each, a “Development Milestone Payment”) to Nuance upon the first achievement by Apollomics or its Affiliates or licensees (other than Nuance) of each of the development milestone events (each, a “Development Milestone Event”) set forth in Table 3.1(a) below for the first Product to achieve the applicable Development Milestone Event. For the avoidance of doubt, each Development Milestone Payment hereunder will be payable only once upon the first achievement of the applicable Development Milestone Event by a Product. No additional Development Milestone Payments will be made for any subsequent achievement of such Development Milestone Event by any other Product. Apollomics will notify Nuance in writing of the achievement of a Development Milestone Event by Apollomics or its Affiliates or Licensees no later than [                ] after Apollomics becomes aware of the achievement thereof. Thereafter, Nuance will provide Apollomics with an invoice for the corresponding Development Milestone Payment, and Apollomics will pay to Nuance such Development Milestone Payment no later than [                ] after its receipt of invoice for such Development Milestone Payment.

	Milestone Event	Milestone Payment
(1)	[ ]	[ ]
(2)	[ ]	[ ]
(3)	[ ]	[ ]

(c)

TYG Royalties. In addition to the amounts payable pursuant to Sections 2.2 and 3.1(a) above, Apollomics shall pay the royalties due to TYG on the terms set forth under Sections 9.2 to 9.9 of the License Agreement.

(d)

Payments. All payments due to Nuance hereunder shall be made by wire transfer of immediately available funds into an account designated by Nuance in advance. Nuance may, at its sole discretion, designate the bank account(s) of Nuance Cayman, Nuance Shenzhen, Nuance Nantong or any affiliate of Nuance and/or TYG for receipt of any payments hereunder.

3.2	Taxes.

(a)

Tax Withholding. If Applicable Law requires the withholding of Taxes, then Apollomics will make such withholding payments in a timely manner and will subtract the amount thereof from the payments to Nuance. Apollomics will promptly (as available) submit to Nuance appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. Apollomics will provide Nuance reasonable assistance in order to allow Nuance to obtain the benefit of any present or future treaty against double taxation or refund or reduction in taxes that may apply to the payments under this Agreement. Without limiting the generality of the foregoing, if Nuance is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding Taxes, then it may deliver to Apollomics or the appropriate governmental authority in the Territory the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Apollomics of its obligation to withhold Taxes. In such case, Apollomics will apply the reduced rate of withholding, or not withhold, as the case may be, provided that Apollomics is in receipt of evidence, in a form reasonably satisfactory to Apollomics (e.g., Nuance’ delivery of all applicable documentation) prior to the time that the applicable payments are due.

(b)

Tax Cooperation. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by applicable law, of withholding Taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding Tax or VAT.

(c)

VAT. The Parties agree to cooperate with one another and use reasonable efforts to ensure that any value added tax or similar payment (“VAT”) (in respect to any payments made by Apollomics to Nuance under this Agreement) does not represent an unnecessary cost in respect of payments made under this Agreement. If any VAT is owing in any jurisdiction with respect to any such payment, then Apollomics will pay such VAT, and such payment will be made after deduction of such VAT that is due specifically in relation to such payment to Nuance under this Agreement. In the event that any deducted VAT is later recovered by Apollomics or its Affiliates, Apollomics will reimburse Nuance for the deducted amount. In the event that any VAT is owing in any jurisdiction in respect of any such payment, Nuance will provide to Apollomics tax invoices showing the correct amount of VAT in respect of such payments hereunder.

3.3

No Other Compensation. Other than as explicitly set forth (and as applicable) in this Agreement, neither Apollomics nor any of its Affiliates will be obligated to pay any additional fees, milestone payments, royalties, or other payments of any kind to or on behalf of Nuance or any of its Affiliates under this Agreement.

3.4

Other Amounts Payable. With respect to any amounts owed under this Agreement by a Party to the other Party for which no other invoicing and payment procedure is specified in this Agreement, the payee Party will provide an invoice, together with reasonable supporting documentation, to the paying Party for such amounts owed. The paying Party will pay any undisputed amounts within [                ] after receipt of the invoice, and will pay any disputed amounts owed by the paying Party within [                ] of resolution of the dispute.

ARTICLE 4

LICENSE GRANTS; INTELLECTUAL PROPERTY

4.1

License to Apollomics. Subject to the terms and conditions of this Agreement. Nuance hereby grants to Apollomics, on behalf of itself and its Affiliates, an exclusive, transferrable (subject to Section 12.5 (Assignment)) license, with the right to sublicense (through multiple tiers), under the Nuance Licensed Technology to Exploit TYG100 and Products in the Territory.

4.2

No Implied Licenses: Retained Rights. Except as explicitly set forth in this Agreement, neither Party grants to the other Party any license or other rights, express or implied, under any intellectual property rights (whether by implication, estoppel or otherwise).

(a)

Additional Assignment; Continuing Technology Transfer. After the completion of the initial transfer pursuant to Section 2.8 (Possession), at least once a Calendar, Nuance will assign and transfer to Apollomics any other additional documents, data, or other Know-How included in the Nuance Licensed Technology and has not been previously transferred to Nuance or one of its Affiliates or designees (the “Continuing Technology Transfer” and together with the Initial Technology Transfer, the “Technology Transfers”).

(b)

Costs of Technology Transfer. Nuance will reasonably cooperate, and will cause any of its Affiliates to cooperate, with Apollomics to facilitate the Continuing Technology Transfer to Apollomics. In the course of any Technology Transfer, Nuance will provide Apollomics with reasonable access by teleconference or in-person at Nuance’, or any of its Affiliates’, facilities to Nuance or any of its Affiliates’ personnel involved in the Development or Manufacture of TYG100 to provide Apollomics with a reasonable level of technical assistance and consultation in connection with all Technology Transfers. Apollomics will be responsible for its costs and expenses incurred in connection with the foregoing consultation and assistance in connection with the Initial Technology Transfer and Continuing Technology Transfer.

ARTICLE 5

DEVELOPMENT

5.1

Development Records. Nuance will, and will cause its Affiliates, Sublicensees, and subcontractors to, maintain reasonably complete, current, and accurate records of all Development activities conducted by or on behalf of it and its Affiliates. Sublicensees, and subcontractors, respectively, pursuant to this Agreement and all data and other information resulting from such activities consistent with its usual practices, in validated computer systems that are compliant with 21 C.F.R. §11 and in accordance with applicable law in the United States. Nuance will maintain all such records relating to the Development for a period of [                ],or a longer period as may be required by Applicable Law. after the end of the Term. Nuance will document all non-clinical and preclinical studies and Clinical Trials in formal written study reports in accordance with GLP, cGMP, and GCP in compliance with ICH Guidelines, as applicable, and in compliance with Applicable Law. Upon Apollomics’ reasonable request, not more frequently than [                                         ] during which Nuance or its Affiliates, Sublicensees, or subcontractors are performing or having performed Development activities. Nuance will, and will cause its Affiliates. Sublicensees, and subcontractors to, allow Apollomics to access, review, and copy such records (including access to relevant databases), subject to any confidentiality obligations to any Third Party.

5.2	Development Updates. Apollomics will provide Nuance an annual update in writing of TYG100 development progress.

ARTICLE 6

REGULATORY

6.1

Regulatory Responsibilities. Subject to the terms and conditions of this Agreement. Apollomics will have sole responsibility for and sole decision-making authority over all regulatory activities and associated costs and expenses for TYG100 and all Products in the Territory.

6.2

Regulatory Transition. In addition to the assignment of those Regulatory Approvals and Regulatory Materials included in the Acquired Assets, the Parties will complete all other transition activities to enable Apollomics to assume the regulatory responsibilities for TYG100 and all Products in the Territory no later than [                ] after the Closing Date, provided that Nuance will use reasonable efforts to provide any relevant documents to Apollomics as soon as practical following the Closing Date.

6.3

Regulatory Filings; Ownership. Apollomics will lead and have sole control over preparing and submitting all Regulatory Filings related to any Product in the Territory. Apollomics will own any and all other Regulatory Approvals and Regulatory Materials related to any Product in the Territory (including all Regulatory Approvals and Regulatory Materials in relation to the Ongoing Nuance Studies after such Regulatory Approvals and Regulatory Materials are assigned to Apollomics pursuant to Section 6.2 (Assignment of Regulatory Materials)), which will be held in the name of Apollomics or its designees.

ARTICLE 7

ASSIGNED CONTRACTS

7.1

Enjoyment and Further Assurances. From and after the Closing Date, Apollomics shall be entitled to all of the rights and subject to all of the obligations of Nuance under the Assigned Contracts. Nuance agrees to cooperate with Apollomics and take all actions necessary to ensure Apollomics shall be entitled to exercise all rights of Nuance under the Assigned Contracts.

ARTICLE 8

REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1

Mutual Representations, Warranties, and Covenants. Each Party hereby represents and warrants to the other Party as of the Closing Date, and covenants, as applicable, as a material inducement for such other Party’s entry into this Agreement, as follows:

(a)

Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b)

Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)

No Conflict. It is not a party to and will not enter into any agreement that would prevent it from granting the rights granted or intended to be granted to the other Party under this Agreement or performing its obligations under this Agreement.

(d)

Consents. All consents, approvals, and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained. Nuance shall obtain necessary approvals from TYG Oncology to consummate the Technology Transfers.

(e)

Bankruptcy; Insolvency. It and its Affiliates are not subject to any action or petition, pending or otherwise, for bankruptcy or insolvency in any state, country, or other jurisdiction, and it is not aware of any facts or circumstances that could result in such Party or any of its Affiliates becoming or being declared insolvent, bankrupt, or otherwise incapable of meeting its obligations under this Agreement as they become due in the ordinary course of business.

8.2	Representations and Warranties of Nuance. Nuance hereby represents, warrants and covenants to Apollomics as of the Closing Date, as applicable, as follows:

(a)

Title. Nuance is the full and exclusive legal and beneficial owner of all rights, title, and interests in and to the Acquired Assets. Nuance is entitled to sell and procure the transfer of the full legal and beneficial ownership of the Acquired Assets to Apollomics on the terms set out in this Agreement, free and clear of all Liens. The Acquired Assets are free of Liens as of the Closing Date, and there is no Lien on, over or affecting any of the Acquired Assets, nor is there any commitment to give or create any of the foregoing, and no Third Party has claimed to be entitled to any of the foregoing.

(b)

Compliance with Law. Nuance has Exploited the Products in compliance in all material respects with all Applicable Laws. There is no (i) action or investigation pending or, to Nuance’ knowledge, threatened, by any governmental body or (ii) any Legal Proceeding pending or, to Nuance’ knowledge, threatened, in each case ((i) and (ii)), against Nuance or any of its Affiliates (other than the Company) related to the Acquired Assets.

(c)

Completeness of Assets. The Acquired Assets constitute all of the assets, tangible and intangible, owned or Controlled by Nuance or its Affiliates relating to TYG100 or the Exploitation of TYG100 or any Product. Other than the TYG Oncology Patent Rights. Nuance does not Control any Patent Right that, absent a license, would be infringed by the Exploitation of TYG100 or a Product by or on behalf of Apollomics in the Territory.

(d)

Validity. To Nuance’ knowledge, the TYG Oncology Patent Right Rights are valid, enforceable, subsisting and in full force and effect. No Person, including without limitation the U.S. Patent and Trademark Office or any foreign equivalent Governmental Entity for patent or trademark matters, is making an adverse claim of ownership to the TYG Oncology Patent Rights or is challenging the right, title or interest of Nuance or any Affiliate in, to or under any TYG Oncology Patent Rights, or the validity or enforceability of any Patent Rights included in the TYG Oncology Patent Rights. There is no opposition, cancellation, proceeding, objection or claim pending with regard to any TYG Oncology Patent Rights other than patent application examination proceedings before any patent authority. The TYG Oncology Patent Rights are not subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Entity adversely affecting the use thereof by Nuance or its Affiliates or their rights thereto.

(e)

Non-Infringement. To Nuance’ knowledge, no Person has misappropriated, infringed, diluted, or otherwise violated, either directly or indirectly, any TYG Oncology Patent Right, or any Know-How or other intellectual property right included in the Acquired Assets. To Nuance’ knowledge. Exploitation of TYG100 or any Product will not infringe any Third Party Patent Right. The Know-How included in the Acquired Assets has not been misappropriated from any Third Party. Neither Nuance nor any of its Affiliates has received any written charge, complaint, claim, demand, notice or other written communication from any Person alleging that it is infringing, misappropriating, or violating any intellectual property rights of such Person in connection with the Exploitation of TYG100 or any Product.

(f)

Contracts. Other than the Assigned Contracts, neither Nuance nor any of its Affiliates is a party to any Contract pursuant to which (i) Nuance or any of its Affiliates has granted to any third party a license, covenant not to sue, option, or other right with respect to any Acquired Patent Right or any Know-How, or other intellectual property right included in the Acquired Assets; (ii) any Third Party has granted to Nuance or any of its Affiliates a license, covenant not to sue, option or other right with respect to any intellectual property rights related to TYG100 or the Manufacture or use of any Product; or (iii) Nuance has any rights or obligations related to Exploitation of TYG100 or any Product. Nuance has made available to Apollomics true and complete copies of each of Assigned Contract (including all material amendments, modifications, extensions, and renewals thereof and waivers thereunder). Each Assigned contract is valid and in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto. Neither Nuance nor any of its Affiliates is in material breach of any Assigned Contract, and, no other party to any Assigned contract is in material breach of such contract and no event has occurred that, with the giving of notice or lapse of time or both, would constitute a material breach or default thereunder (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would reasonably be expected to cause such a material breach or default thereunder or permit termination, material modification, loss of any material benefit, or acceleration of any material obligations of Nuance or its Affiliates pursuant thereto). Nuance has not provided to or received from any other party to any Assigned Contract written notice of any such alleged default. Nuance has not given any written notice to a third party that is a party to any Assigned Contract that it intends to terminate either such contract and has not received any written notice from any such third party stating that such third party intends to terminate any Assigned Contract.

(g)

Nuance Licensed Technology. Nuance has the right under the Nuance Licensed Technology to grant to Apollomics the licenses set forth in this Agreement, and it has not granted any license or other right under the Nuance Licensed Technology that is inconsistent with the licenses granted to Apollomics hereunder.

(h)

TYG Oncology Patent Rights. Schedule 1.69 (TYG Oncology Patent Rights) sets forth a true, complete and accurate list of all of the Patent Rights that are exclusively licensed to Nuance or any Affiliates pursuant to the License Agreement, setting forth the jurisdictions in which patents have been issued and patent applications have been filed, along with the current owner, the respective application, registration or filing number, and all expiration dates of such applications, registrations or filings. The License Agreement is the only Contract in effect under which any Third Party has licensed or sublicensed (exclusively or non-exclusively), granted or conveyed to Nuance or any Affiliates any rights, title, or interests in or to any intellectual property rights that claim, cover or are embodied in, or are otherwise necessary for the Exploitation of TYG100 or any of the Product, or are otherwise material to the Exploitation of TYG100 or any Product as being currently conducted. Other than the TYG Oncology Patent Rights, there are no Patent Rights owned or controlled by Nuance or any Affiliates that (A) claim, cover, or are embodied in, or are otherwise necessary for the Exploitation, or use of. TYG100 or any Product, or (B) are otherwise material to the Exploitation of TYG100 or any Product.

(i)

No Conflicts. Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any TYG Oncology Patent Rights; (ii) a material breach of, default or loss of rights under or termination, of any Assigned Contract; (iii) the release, disclosure or delivery of any TYG Oncology Patent Rights by or to any escrow agent or other Person; (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to or in any of the TYG Oncology Patent Rights; (v) by the terms of any Assigned Contract, an increase in, or the existence of, any royalty or other payments Nuance or its Affiliate would be required to make under such contract; or (vi) by the terms of any Assigned Contract, accelerate any material right or obligation under, or give rise to any payment right or obligation under such contract.

(j)

Regulatory Approvals. The Regulatory Approvals described in Section 2.1 are current and in full force and effect, and no suspension, revocation, or cancellation of such Regulatory Approvals is pending or threatened, and there is no basis for believing that any such Regulatory Approvals will not be renewable upon expiration. Nuance has made available to Apollomics true and complete copies of all material correspondence with all Regulatory Authorities (including copies of official notices, citations or decisions) in the files of Nuance or its Affiliates relating to any Product. Nuance has made available to Purchaser complete and correct copies of each IND or other Regulatory Approval submitted to any Regulatory Authority with respect to any Products, including all supplements and amendments thereto.

(k)

Untrue Statements. Neither Nuance, nor to the knowledge of Nuance any of its officers, employees, agents, or Affiliates, has made an untrue statement of material fact or fraudulent statement to any Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke the FDA Application Integrity Policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” set forth in FDA’s Compliance Policy Guide Sec. 120.100 (CPG 7150.09) or any similar policy, in each case as related to a Product.

(l)

No Debarment. Neither Nuance, nor to the knowledge of Nuance, its officers, employees, agents, contractors, and Affiliates, have (i) been debarred or have been convicted of any crime or engaged in any conduct that did result in debarment under 21 U.S.C. § 335a or disqualification as a clinical investigator under 21 C.F.R. § 312.70 or any similar Applicable Law, (ii) engaged in any conduct that did result in debarment or disqualification as an investigator or (iii) been excluded or convicted of any crime which such Person could be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Applicable Law. Neither Nuance nor any of its Affiliates is a party to a corporate integrity agreement.

(m)

Inventory. The inventory described in Section 2.1(f) (The Acquired Assets) is saleable or usable in the ordinary course of business, subject to its shelf life, and with respect to such inventory that is finished product inventory, such inventory: (a) [                                                 ], has a minimum remaining shelf life of [                    ] and was manufactured, stored and to the extent packaged and labeled, packaged and labeled in accordance with the specifications for the Product, good manufacturing practices and Applicable Law; (b) is not adulterated or misbranded and is not damaged or obsolete; (c) is not held on consignment; and (d) has been tested in accordance with established protocol sufficient to release the applicable Product for sale in the Licensed Territory in accordance with Applicable Law. Schedule 8.2(m) (Inventory) contains a list and description of each lot of the inventory described in Section 2.1(f) (The Acquired Assets), whether held by Nuance or by a Third Party on behalf of Nuance, in each case with its expiry and batch number.

(n)

No Broker. No broker, finder or other third party has any right to a commission or other fee as the result of any arrangement or agreement by or on behalf of Nuance in connection with this Agreement or any of the transactions contemplated hereunder.

8.3

NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS. NO REPRESENTATIONS OR WARRANTIES WHATSOEVER. INCLUDING WARRANTIES OF MERCHANTABILITY. FITNESS FOR A PARTICULAR PURPOSE. NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT. ALL REPRESENTATIONS AND WARRANTIES. WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 9

CONFIDENTIALITY

9.1

Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, during the Term and for [                ] thereafter, the Parties agree that the receiving Party will keep confidential and will not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any information and materials furnished to it by or on behalf of the other Party or any of its Affiliates or generated pursuant to this Agreement (collectively, with the terms of this Agreement, “Confidential Information”). For any Confidential Information that constitutes trade secrets of either Party, the foregoing non-disclosure obligations will continue for as long as such Confidential Information remains trade secrets. For clarity, Confidential Information of a Party or any of its Affiliates will include all information and materials disclosed by such Party or any of its Affiliates or their respective designees that (a) is marked as “Confidential.” “Proprietary.” or with similar designation at the time of disclosure or (b) by its nature can reasonably be expected to be considered Confidential Information by the recipient. Know-How disclosed orally will not be required to be identified as such to be considered Confidential Information. The terms of this Agreement will be deemed to be the Confidential Information of both Parties. The Acquired Assets and all other Confidential lnformation related to TYG100 or any Product will be the Confidential Information of Apollomics. Notwithstanding the foregoing, Confidential Information will not include any information to the extent that it can be established by written documentation by the receiving Party that such information: (a) was already known to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), at the time of disclosure, (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party, (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement, (d) was independently developed by the receiving Party as demonstrated by written documentation prepared contemporaneously with such independent development, or (e) was disclosed to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

9.2	Authorized Disclosure.

(a)

Permitted Disclosure. Except as expressly provided otherwise in this Agreement, each Party may use and disclose Confidential Information of the other Party solely as follows: (i) under appropriate confidentiality provisions substantially equivalent to those in this Agreement (but of shorter duration, if customary): (A) in connection with the performance of its obligations or as reasonably necessary or useful in the exercise of its rights under this Agreement, including the right to grant licenses or sublicenses as permitted hereunder, (B) to the extent such disclosure is reasonably necessary or useful in conducting Clinical Trials under this Agreement; or (C) to actual or potential (sub)licensees, acquirers or assignees, collaborators, investment bankers, investors or lenders (including in connection with any royalty factoring transaction), or (ii) to the extent such disclosure is to a governmental authority as reasonably necessary in filing or prosecuting Patent Right, prosecuting or defending litigation related to this Agreement, complying with applicable governmental regulations with respect to performance under this Agreement (including any disclosure to any securities exchange), obtaining Regulatory Approval or Marketing Approval or fulfilling post-approval regulatory obligations for the Licensed Antibodies or Products, or otherwise required by applicable law; provided, however, that if a Party is required by applicable law or the rules of any securities exchange or automated quotation system to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, in each of the foregoing, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed and will only disclose that Confidential Information that is required to be disclosed; (iii) to advisors (including lawyers and accountants) on a need to know basis, in each case under appropriate confidentiality provisions or professional standards of confidentiality substantially equivalent to those of this Agreement, or (iv) to the extent agreed to by the Parties.

(b)

Disclosure to SEC. Each Party acknowledges and agrees that the other Party may submit this Agreement to the U.S. Securities and Exchange Commission (the “SEC”) and if a Party does submit this Agreement to the SEC, then such Party agrees to consult with the other Party with respect to the preparation and submission of, a confidential treatment request for this Agreement. If a Party is required by Applicable Law to make a disclosure of the terms of this Agreement in a filing with or other submission to the SEC, and (i) such Party has provided copies of the disclosure to the other Party as far in advance of such filing or other disclosure as is reasonably practicable under the circumstances, (ii) such Party has promptly notified the other Party in writing of such requirement and any respective timing constraints, and (iii) such Party has given the other Party a reasonable time under the circumstances from the date of notice by such Party of the required disclosure to comment upon, request confidential treatment or approve such disclosure, then such Party will have the right to make such public disclosure at the time and in the manner reasonably determined by its counsel to be required by applicable law. Notwithstanding any provision to the contrary herein, it is hereby understood and agreed that if a Party seeking to make a disclosure to the U.S. Securities and Exchange Commission as set forth in this Section 9.2 (Authorized Disclosure), and the other Party provides comments within the respective time periods or constraints specified herein or within the respective notice, the Party seeking to make such disclosure or its counsel, as the case may be, will in good faith (A) consider incorporating such comments and (B) use reasonable efforts to incorporate such comments, limit disclosure or obtain confidential treatment to the extent reasonably requested by the other Party to the extent permitted by applicable law. Nuance will have the right to issue additional press releases or to make public disclosures only with the prior written agreement of Apollomics.

(c)

Press Release. Following the execution of this Agreement, the Parties will issue a joint press release in the form set forth in Schedule 9.2(c). After such initial press release, Nuance will not issue press releases or make public disclosures relating to this Agreement or the terms hereof, unless (i) the information in such release or disclosure has been previously publicly disclosed and remain materially true and correct at the time of the subsequent disclosure or (ii) Nuance provides Apollomics with a draft of such proposed disclosure prior to making any such disclosure, and such disclosure is approved by Apollomics.

9.3

Prior Agreement. This Agreement supersedes the Confidentiality Agreement. All confidential information exchanged between the Parties under the Confidentiality Agreement will be deemed Confidential Information for purposes of this Agreement and will be subject to the terms hereof.

9.4

Publications. Except as required by Applicable Law or court order, any publication, presentation, or abstract concerning the activities conducted under this Agreement by Nuance relating to a will be subject to the oversight, guidelines, and approval of Apollomics.

ARTICLE 10

INSOLVENCY

10.1

All rights and licenses granted under or pursuant to this Agreement by Apollomics and Nuance are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party, as licensee of certain rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party (such Party, the “Bankrupt Party”) under the U.S. Bankruptcy Code, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by the Bankrupt Party upon written request therefor by the other Party.

ARTICLE 11

DISPUTE RESOLUTION

11.1

Escalation. Any dispute arising out of or in connection with this Agreement will be settled, if possible, through good faith negotiations between the Parties. If the Parties are unable to settle such dispute within [            ] after first considering such dispute, then such dispute will be referred to the Chief Executive Officer of Nuance and the Chief Executive Officer of Apollomics (the “Executive Officers”). The Executive Officers of both Parties will meet to attempt to resolve such dispute. Such resolution, if any, of a referred issue will be final and binding on the Parties. All negotiations pursuant to this Article 11 (Dispute Resolution) are confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Executive Officers cannot resolve such dispute within [            ] after either Party requests such a meeting in writing, then either Party will have the right to pursue any and all remedies available at law or equity, consistent with Section 11.2 (Jurisdiction; Venue).

11.2

Jurisdiction; Venue. Each Party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action, or other proceeding arising out of this Agreement or out of any transaction contemplated hereby. Each Party agrees to commence any such action, suit, or proceeding either in the United States District Court for the Southern District of New York or if such suit, action, or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. Each Party irrevocable consents to service of process in the manner provided under Section.

12.2	(Notices) or by first class certified mail, return receipt requested, postage prepaid. THE PARTIES EXPRESSLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.

ARTICLE 12

MISCELLANEOUS

12.1

Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties existing as of the Closing Date with respect to the subject matter hereof. In the event of any inconsistency between any plan hereunder and this Agreement, the terms of this Agreement will prevail. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

12.2

Notices. Any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement, and will be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 12.2 (Notices), and will be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable international expedited delivery service, or (b) five Business Days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested. This Section 12.2 (Notices) is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to Apollomics:

Apollomics Inc.

118 Tonghuizhong Road, KongGangZhiChuang Center,

Xiaoshan District, Hangzhou, China, 311200

With a copy to (which will not constitute notice):

Michael J. O’Donnell

c/o Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, California

USA 94304

If to Nuance:

Nuance Biotech (Shenzhen) Co. Ltd., Unit 1505,

Block A, Innovation Plaza, No. 2007 Pingshan Avenue,

Pingshan Street, PingShan District, Shenzhen 518118,

China

With a copy to (which will not constitute notice):

12.3

No Strict Construction; Headings. This Agreement has been prepared jointly and will not be strictly construed against either Party. Ambiguities, if any, in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

12.4

Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation,” (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person or entity will be construed to include the person’s or entity’s successors and assigns, (f) the words “herein,” “hereof,” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections or Schedules will be construed to refer to Sections or Schedules of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or,” and (1) references to any Sections include Sections and subsections that are part of the related Section (e.g., a section numbered “Section 2.2” would be part of “Section 2”, and references to “Section 2.2” would also refer to material contained in the subsection described as “Section 2.2(a)”).

12.5

Assignment. Neither this Agreement nor any interest hereunder will be assignable by Nuance without the prior written consent of Apollomics, except as follows: (a) Nuance may, subject to the terms of this Agreement, assign its rights and obligations under this Agreement in whole to its successor-in-interest in connection with the sale of all or substantially all of its assets, whether in a merger, acquisition, or similar transaction or series of related transactions, provided that such sale is not primarily for the benefit of its creditors, and (b) Nuance may assign its rights and obligations under this Agreement to any of its Affiliates, provided that Nuance will remain liable for all of its rights and obligations under this Agreement. Apollomics may freely assign this Agreement or any interest hereunder, in whole or in part. Nuance will promptly notify Apollomics of any assignment or transfer under the provisions of this Section 12.5 (Assignment). This Agreement will be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein will be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment or attempted assignment not in accordance with this Section 12.5 (Assignment) will be null, void, and of no legal effect.

12.6

Performance by Affiliates. Each Party may perform any obligations and exercise any right hereunder through any of its Affiliates, provided that such Party will remain primarily responsible for the other Party hereunder. Each Party hereby guarantees the performance by any of its Affiliates of such Party’s obligations under this Agreement, and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement will be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

12.7

Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.8

Severability. If any provision or portion thereof in this Agreement is for any reason held to be invalid, illegal, or unenforceable, then the same will not affect any other portion of this Agreement and its validity, as it is the intent of the Parties that this Agreement will be construed in such fashion as to maintain its existence, validity, and enforceability to the greatest extent possible. In any such event, this Agreement will be construed as if such provision or portion thereof had never been contained in this Agreement, and there will be deemed substituted therefore such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by Applicable Law unless doing so would have the effect of materially altering the right and obligations of the Parties in which event this Agreement may be terminated by mutual written agreement of the Parties.

12.9

Waiver; Cumulative Remedies. The failure of either Party to require performance by the other Party of any of that other Party’s obligations under this Agreement will in no manner affect the right of such Party to enforce the same at a later time. No waiver by any Party of any condition, or of the breach of any provision, term, representation or warranty contained in this Agreement will be deemed to be or construed as a further or continuing waiver of any such condition or breach, or of any other condition or of the breach of any other provision, term, representation, or warranty hereof. The remedies provided in this Agreement are not exclusive and the Party suffering from a breach or default of this Agreement may pursue all other remedies, both legal and equitable, alternatively, or cumulatively.

12.10

Independent Contractors. Each Party will act solely as an independent contractor, and nothing in this Agreement will be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein will be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

12.11	Choice of Law. This Agreement will be governed by, and enforced and construed in accordance with, the laws of the State of New York, without regard to its conflicts of law provisions.

12.12

Counterparts. This Agreement may be executed in counterparts, all of which taken together will be regarded as one and the same instrument. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

12.13	Term of the Transfer and Co-development. The term hereunder shall expire in each country on the date of the termination of the License Agreement.

12.14	Relationship to the License Agreement.

(a)

Subject to License Agreement. Apollomics shall be subject to and bound by all the terms stipulated under the License Agreement in relation with Nuance’s original licensed rights and obligation, to the extent as would apply if the License Agreement were directly between Apollomics and TYG. Provided, however, Section 9.1 (Milestone Payments) thereunder does not apply to Apollomics.

(b)

Responsible for Development. Apollomics shall, at its sole cost and expense, be responsible for and exert its Commercially Reasonable Efforts (as defined under the License Agreement) to: (a) perform the research and development activities in the Development Plan (as defined under the License Agreement); (b) conduct all future non-clinical and clinical development, and commercialization of the Product in the Territory; and (c) file for any and all marketing authorization applications and holding any marketing authorizations obtained in the Territory.

(c)

Nuance’s Obligations. Nuance’s obligations to complete Development Work under the License Agreement shall be transferred to Apollomics in the entirety upon payment of the Initial Technology Transfer and Co-development Fee. Apollomics shall provide Nuance with a written update of the development progress at the end of each year during the term hereof. At the request of Nuance from time to time, Apollomics shall also provide all relevant updates to Nuance.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the date hereof.

Apollomics (Hong Kong) Limited
By:
Name:
Title:

Nuance Biotech Inc.
By:	/s/ NI JIAN
Name:	NI JIAN
Title:	CEO
Nuance Biotech (Shenzhen) Co., Ltd.
By:	/s/ NI JIAN
Name:	NI JIAN
Title:	CEO
Nuance Biotech (Nantong) Co., Ltd.
By:	/s/ NI JIAN
Name:	NI JIAN
Title:	CEO

Signature Page to Asset purchase agreement